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                                                                    Exhibit 2.01


                         CONTRACT FOR SALE AND PURCHASE


   THIS CONTRACT ("THIS CONTRACT"), made this 20th day of April, 2005, by and between TALLAHASSEE MALL PARTNERS, LTD., a Florida limited partnership, with offices at c/o Gregory Greenfield & Associates, Ltd., 124 Johnson Ferry Road N.E., Atlanta, Georgia 30328 (the "SELLER") and FMP TALLAHASSEE LLC, a Delaware limited liability company, with offices at 3225 North Central Avenue, Suite 1205, Phoenix, Arizona 85012 the "BUYER"), is based upon the following recitals:

A. Seller is the owner of the Ground Lease Interest (defined below) and

B. Buyer desires to purchase the Ground Lease Interest upon the terms and conditions hereinafter set forth and Seller desires to sell the Property upon such terms and conditions,

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer do hereby mutually agree as follows:

1.  DEFINITIONS

   As used in this Contract, the following terms shall have the following respective meanings:

    (a) CLOSING: Consummation of the transaction described in this Contract. The Closing shall take place at such place and on such date (the "CLOSING DATE") as may be designated by Buyer to Seller not less than five (5) days in advance thereof; provided, however, that if no earlier date is so designated, the Closing Date shall be later of (i) the 30th day following the Inspection Expiration Date (defined below) and (ii) the second business day following the satisfaction or waiver of the Condition Precedent described in Paragraph 5(c) hereof. Notwithstanding anything contained in this Paragraph, the Closing Date shall occur on the date that the Purchase Price (defined below) has been fully paid by and on behalf of Buyer, as of which date, all ongoing revenue and expense shall belong to Buyer. At the Closing, Seller and Buyer shall respectively execute and deliver the documents described in Paragraph 7 hereunder (collectively, the "CLOSING DOCUMENTS").

    (b) CONDITIONS PRECEDENT: Those conditions set forth in Paragraph 5 hereunder, any one of which, if not satisfied by the dates provided in said Paragraph (or if, as to any Condition Precedent, no date is provided, then by the Closing Date), shall relieve Seller of its obligation to sell and Buyer of its obligation to buy the Property and, unless Buyer is then in default hereunder, entitle Buyer to the prompt return of the Deposit. Unless Seller receives notice prior to such date(s) that the respective Condition(s) Precedent has/have not been satisfied, waiver thereof shall be conclusively presumed. The waiver of any Condition Precedent must be unconditional; otherwise such waiver shall be null and void. Notwithstanding the foregoing, a notice of cancellation by either party as permitted hereunder shall supersede any waiver or deemed waiver by the other party. Seller and Buyer shall each use its reasonable efforts to cause the Conditions Precedent to be satisfied on a timely basis. In no event shall Seller or Buyer be liable for the non-occurrence of any event, the non-existence of any state of fact or the non-delivery of any document that constitutes a Condition Precedent. Except for those set forth in Paragraph 5 hereunder, there are no conditions precedent to the obligations of Buyer or Seller hereunder.

    (c) DEPOSIT: FIVE MILLION and no/100 DOLLARS ($5,000,000.00), receipt of which is hereby acknowledged by Escrowee (defined below). The Deposit shall be held in an interest bearing account until refunded, forfeited, or applied against the Purchase Price (defined below) and paid by Escrowee to Seller in accordance with this Contract. The Deposit shall be the sole property of Seller unless and until returned by Escrowee to Buyer pursuant to this Contract. All interest that shall accrue on the Deposit shall be deemed part of the Deposit for all purposes under this Contract.


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    At any time within the Inspection Period (defined below), Buyer may elect, upon notice to Seller, either: (i) to proceed to consummate its purchase of the Property pursuant and subject to the terms of this Contract or (ii) to cancel this Contract, whereupon the Deposit shall promptly be returned to Buyer in full termination hereof; provided, however, that unless Buyer elects by the Inspection Expiration Date (defined below) to cancel this Contract as described in subpart (ii) hereof, Buyer shall be obligated to proceed pursuant to subpart
(i) hereof.

    (d) ESCROWEE: Ruden, McClosky, Smith, Schuster & Russell, P.A., in its capacity as agent for Chicago Title Insurance Company (the "TITLE INSURANCE COMPANY"), with offices at 222 Lakeview Avenue, Suite 800, West Palm Beach, Florida 33401, telephone number (561) 838-4501.

    (e) EXISTING MORTGAGE: That certain Mortgage, Assignment of Leases, and Security Agreement (Leasehold) originally granted to Credit Suisse First Boston Mortgage Capital LLC (the "LENDER"), as described in Item 1 on Exhibit "A" attached hereto and serviced by Wells Fargo Bank, N.A. (the "SERVICER").

    (f) GROUND LEASE: That certain Ground Lease referred to in Item 2 on Exhibit "A" attached hereto and under which Seller is the tenant and the parties identified in said Item 1 are the landlord ("the "LESSOR).

    (g) GROUND LESSEE INTEREST is the interest of the lessee (Seller) in the Ground Lease, together with all right, title and interest, if any, that Seller may have in the property demised therein and in any improvements constructed thereon by virtue of the Ground Lease.

    (h) INSPECTION PERIOD: The period during which Buyer shall be entitled to conduct the Inspections (defined below). The Inspection Period shall expire at 5:00 p.m. Mountain time on May 3, 2005 (the "INSPECTION EXPIRATION DATE"). Unless this Contract is cancelled pursuant to the terms hereof by not later than the Inspection Expiration Date, the Deposit shall thereafter be non-refundable, except pursuant to Paragraphs 1(b) and 5, 9 or 10 hereof.

    (i) PERMITTED ENCUMBRANCES: Those matters to which the title to the Property shall be subject upon Seller's conveyance thereof to Buyer. Such matters shall include: (i) the Ground Lease, (ii) the Existing Mortgage, (iii) the rights of the Tenants (defined below) under the leases referred to on Exhibit "B" attached hereto and such other leases as Seller may enter into prior to the Closing Date with the consent of Buyer pursuant to Paragraph 5(h) hereof (collectively, the "LEASES"), (iv) those matters listed on Exhibit "A" attached hereto and thereby made a part hereof, (v) property taxes for the year in which the Closing Date shall occur, and (vi) matters arising through the acts or omissions of Buyer or parties claiming under or through Buyer. Any matters which adversely affect the Property other than the Permitted Encumbrances are hereinafter referred to as "TITLE DEFECTS"; provided, however, that any recorded documents which evidence or secure the existing mortgage loan on the Property and any mechanic's liens (which mechanics liens shall all be paid and discharged by Seller or bonded off at Closing out of the Purchase Price) shall not constitute Title Defects.

    (j) PERSONALTY: Those items of personal property owned by Seller, located at and used in conjunction with the operation of the Property, including those items described on Exhibit "C" attached hereto (subject to Seller's right to replace individual items in the ordinary course of business prior to Closing), including all intangible personal property used by Seller in connection with the Property (including any rights of Seller in the name "Tallahassee Mall").

    (k) PROPERTY: A certain parcel of land (the "LAND") situated in Leon County (the "COUNTY"), Florida (the "STATE") demised in the Ground Lease and commonly known as Tallahassee Mall, a legal description of which is set forth on Exhibit "D" attached hereto, together with all buildings and other improvements situated thereon (collectively, the "IMPROVEMENTS").


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    (l) PURCHASE PRICE: SIXTY-FIVE MILLION and no/100 DOLLARS ($65,000,000.00),
payment of which, as adjusted, as of the Closing Date by the assumed loan balance and the pro-rations set forth in Paragraph 8 hereunder (collectively, the "PRORATIONS") shall be made by Buyer to Seller at the Closing by inter-bank wire transfer of immediately available funds to an account designated by Seller.

    (m) REPRESENTATIONS: The representations and warranties of Seller to Buyer which are set forth in Paragraph 6 hereunder. All of such Representations are made to the best of Seller's actual knowledge (as defined in Paragraph 15(l) hereof). The Representations shall survive for a period of nine (9) months following the Closing Date (the "SURVIVAL PERIOD") and no action based thereon (a "REPRESENTATION CLAIM") shall be commenced thereafter. If Buyer knows that any Representation is not true or correct as of the Closing Date and shall elect to acquire the Property notwithstanding such fact, Buyer shall not be entitled to commence any action to recover damages from Seller due to such Representation failing to be true or correct. For purposes of the preceding sentence, Buyer's knowledge shall mean information personally known to Lawrence Feldman or James Bourg, without any duty of inquiry or investigation, and does not include any presumed, constructive, imputed or implied knowledge. Except as set forth in Paragraph 6 hereunder, Seller makes no representations or warranties, written or oral, with respect to the Property and has neither made any statements nor provided any materials to induce Buyer to enter into this Contract or upon which Buyer has relied in entering into it.

    (n) SUBMITTALS: The documents concerning the Property and the Ground Lessee Interest that Seller has delivered to Buyer. The Submittals shall be those documents described and referred to on Exhibit "E" hereto. Seller makes no representations or warranties whatsoever concerning the Submittals, either as to the accuracy or completeness of any documents not directly generated by Seller, Seller having advised Buyer neither to rely on its examination of the Submittals nor to treat such examination as a substitute for an independent program of due diligence activities with respect to the Property.

    (o) TENANTS: Those parties in physical possession of portions of the Property pursuant to Leases. Dillard's, Parisian, Woolworth/Kimco, AMC Theaters, Oshman's and Barnes & Noble are sometimes referred to in this Contract as the "MAJOR TENANTS."

    (p) TENANT ESTOPPEL LETTER: A letter to be signed by a Tenant in order to identify its Lease, verify its terms and state its current status for Buyer and Buyer's new mortgage lender, if any. Unless the form of such letter is provided in the Lease, such form shall be provided by Buyer for Seller's approval within the Inspection Period. Each Tenant Estoppel Letter shall speak as of a date not earlier than thirty (30) days prior to the Closing Date; provided that if Closing is delayed due to the Loan Assumption (as defined below) process, Seller shall not be required to seek or obtain updated Tenant Estoppel Letters.

2. SALE AND PURCHASE

    Seller agrees to sell to Buyer and Buyer agrees to buy from Seller, upon the terms and conditions hereinafter set forth, the Ground Lessee Interest, subject to the Permitted Encumbrances, for the Purchase Price, by exchanging the Closing Documents at the Closing. Seller shall deliver actual and exclusive physical possession of the Property to Buyer on the Closing Date, subject to the rights of the Tenants and of the other parties under the other Permitted Encumbrances.


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3. EVIDENCE OF TITLE

    Within fifteen (15) days following the date of this Contract, Seller shall provide to Buyer a Commitment for Title Insurance (the "COMMITMENT") issued by the Title Insurance Company, wherein the Title Insurance Company shall have agreed to issue to Buyer, following the Closing, an ALTA Form Owner's Policy of Title Insurance (without exception for standard exceptions) in the amount of the Purchase Price with respect to the Property and the Ground Lessee Interest (the "OWNER'S POLICY"). If the Commitment discloses any Title Defect(s), Buyer shall provide notice thereof (a "TITLE OBJECTION NOTICE") to Seller within five (5) Business Days after receiving the Commitment, provided, however, that unless Seller receives a Title Objection Notice from Buyer identifying a Title Defect within such five (5) Business Day period, Buyer shall conclusively be deemed to have approved the condition of title disclosed in the Commitment and have agreed to accept the conveyance of such title in such condition at Closing. If Buyer timely provides a Title Objection Notice, Seller shall thereafter notify Buyer regarding whether Seller intends to cure such Title Defect(s) (a "TITLE REPLY NOTICE"). If Seller indicates in its Title Reply Notice that Seller does not intend to cure such Title Defect(s), Buyer shall have two (2) Business Days thereafter within which the notify Seller that Buyer is canceling this Contract, in which event, the Deposit shall be refunded promptly to Buyer in full termination hereof, except for the indemnity provisions in Paragraph 4(a) hereof, and any Submittals shall be returned promptly to Seller. In the event that Seller does not provide a Title Reply Notice to Buyer within five (5) Business Days after receiving a Title Objection Notice from Buyer, Seller shall be deemed to have elected not to cure such Title Defect(s). If Seller elects to cure such Title Defect(s), Seller shall use reasonable efforts to do so; provided, however, that in no event shall Seller be obligated to institute any quiet title action or other suit or to pay any monies which Seller does not believe it owes in order to cure and/or remove such Title Defect(s), but Seller shall be obligated to pay or bond over any mechanics liens affecting the Property. If Seller fails to cure and/or remove such Title Defect(s) by the Closing Date, Buyer shall be entitled to postpone the Closing Date for a period or periods totaling not more than thirty (30) days from the originally scheduled Closing Date, within which period(s), Seller shall continue to attempt to cure and/or remove such Title Defect(s); provided, however, that in the event Seller fails to do so within such extended period(s), Buyer shall then be entitled, at its option, and as its sole remedies, either: (i) to cancel this Contract and receive a refund of the Deposit in full termination hereof or (ii) to purchase the Property subject to such Title Defect(s); provided, however, that unless within such extended period(s) Buyer notifies Seller that Buyer has elected to cancel this Contract, Buyer shall conclusively be deemed to have elected to purchase the Ground Lessee's Interest subject to such Title Defect(s).

4. INSPECTIONS

   During the Inspection Period:

   (a) Buyer may enter upon the Property for the purpose of examining the Property and performing such tests, soil borings, topographical studies, surveys, appraisals, reports, and other analyses of the Property as shall be reasonably necessary for Buyer to determine whether Buyer wishes to buy the Ground Lessee Interest (collectively, the "INSPECTIONS"); such right of entry shall be available to Buyer and Buyer's authorized agents and/or employees during daylight hours at all times during the Inspection Period upon advance notice to Seller; all activities conducted on the Property by or at the direction of request of Buyer shall be at Buyer's sole cost, expense and risk; no invasive testing shall be performed without Seller's prior approval, which approval shall not be unreasonably withheld; no Inspections shall be conducted in any manner that interferes with the business being conducted by the Tenants at the Property; and Buyer shall indemnify Seller, its property manager and advisor from any and all Claims (defined below), if any, as may be asserted against Seller by third parties as a consequence of the activities being permitted by Seller in this Paragraph 4(a), but such indemnification obligation shall not apply to matters discovered but not created by Buyer (e.g. discovery of pre-existing environmental contamination). In support of such indemnity, Buyer shall maintain, in full force and effect, adequate public liability and other insurance coverage, in such appropriate amounts as may be necessary to protect Seller from such Claims, and shall promptly provide satisfactory written evidence thereof to Seller prior to Buyer's first entry upon the Property for such purposes.


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   (b) Buyer may examine such files and records as Seller shall have in its possession concerning the Property, the Ground Lessee Interest and the development rights pertaining thereto; such examination may be conducted by Buyer's authorized agents and/or employees at Seller's business premises during Seller's normal business hours upon reasonable advance notice to Seller; Seller makes no representations or warranties whatsoever concerning the contents of its files or records, either as to the accuracy or completeness of any documents not directly generated by Seller, Seller having advised Buyer neither to rely on its examination of the Submittals nor to treat such examination as a substitute for an independent program of due diligence activities with respect to the Property.

   Whether or not Buyer actually exercises the privileges being granted by Seller to Buyer in this Paragraph 4, Buyer shall be entitled, as set forth in Paragraph 1(c) hereof, to unilaterally cancel this Contract any time during the Inspection Period, for any reason or for no reason, upon notice to Seller (with a copy of such Notice to Escrowee), together with copies of all written reports obtained by Buyer in connection with the Inspection, whereupon the Deposit shall be promptly returned by Escrowee to Buyer. In the event of such cancellation, Buyer shall provide Seller with copies of any and all Reports theretofore obtained by Buyer concerning the Property, but any such Reports shall be provided without warranty or representation of any nature by Buyer. Unless Buyer shall provide Seller with notice of such cancellation by not later than the expiration of the Inspection Period, Buyer shall have no further right to cancel this Contract and the Deposit shall become non-refundable to Buyer, except for Seller's failure to close, or as otherwise provided in this Contract.

5. CONDITIONS PRECEDENT

   (a) Title to the Ground Lessee Interest shall be in the condition required hereunder.

   (b) Buyer shall have been satisfied with the Inspections by the Inspection Expiration Date.

   (c) Buyer shall have received the consent of the necessary parties to the Existing Mortgage, by not later than June 30, 2005, to assume the Existing Mortgage (the "LOAN ASSUMPTION"). Buyer agrees to promptly commence the application process for such Loan Assumption, to submit same to Lender no later than May 1, 2005, to provide Seller with copies of all correspondence sent to or received from the holder of the Existing Mortgage, and otherwise keep Seller reasonably informed of all progress or lack thereof toward that end. Buyer agrees to diligently pursue the Loan Assumption and to timely provide Lender or its appointed servicer with all requested information, documents, changes and comments. Seller shall diligently undertake such efforts as shall be necessary to facilitate such Loan Assumption. The one percent (1%) assumption fee in connection with the Loan Assumption shall be paid by Buyer at Closing. Seller and Buyer shall each pay one-half of all other expenses associated with the Loan Assumption, including the fees of the Lender, the Servicer, and special servicer and their respective attorneys' fees and expenses charged in connection with or in consideration for consenting to the Loan Assumption. In connection with the Loan Assumption, the current affiliates of Seller serving as guarantors must be released from ongoing liability and Buyer may be required to furnish one or more substitute guarantors acceptable to the lender. Buyer acknowledges that the Existing Mortgage has been securitized and will require Buyer to establish a single purpose entity meeting numerous loan covenants as a condition to the Loan Assumption.

   (d) Seller shall have obtained and delivered to Buyer Tenant Estoppel Letters from all of the Major Tenants and from not less than 75% of the remaining Tenants, with none of such Tenant Estoppel Letters containing any Negative Tenant Disclosures (hereinafter defined). If any Tenant Estoppel Letter discloses a default under a Lease or a term that materially and adversely deviates from the information contained in the copy of the Lease that was provided to Buyer or discloses a fact or circumstance that may have a materially adverse effect on the Property (a "NEGATIVE TENANT DISCLOSURE"), Seller shall have until the Closing by which to produce a revised Tenant Estoppel Letter in which such Negative Tenant Disclosure shall have been eliminated. In lieu of a Tenant Estoppel Letter from Burlington Coat Factory, Buyer agrees to accept an Affidavit from Seller in which Seller shall represent and warrant the matters covered in Buyer's form of Tenant Estoppel Letter. Seller shall provide to Buyer all Tenant Estoppel Letters received by Seller immediately following receipt thereof, including any Tenant Estoppel Letters disclosing any Negative Tenant Disclosure.


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   (e) Seller shall have obtained and delivered to Buyer an estoppel letter from the Lessor under the Ground Lease, in the form attached as Exhibit "F."

6. REPRESENTATIONS

   (a) Seller has not received notice of any violation by Seller of any laws, zoning ordinances, regulations, licenses or permits affecting the Property or the current use thereof. Seller has no actual knowledge of any such violation.

   (b) Seller has not received notice of any pending or threatened condemnation proceedings affecting the Property. Seller has no actual knowledge of any such pending or threatened proceedings.

   (c) Seller has not contracted for any services or employment and has made no commitments or obligations therefor that will bind Buyer as a successor in interest with respect to the Property and, except as disclosed in writing to Buyer, Seller is not a party to any service or maintenance contracts affecting the Property ("CONTRACTS") other than the Contracts described on Exhibit "G" attached hereto, all of which may be cancelled upon not more than thirty (30) days notice to the other parties thereto.

   (d) Seller is not party or otherwise subject to any commitment, obligation, agreement, litigation or other proceeding which would prevent Seller from completing the sale of the Ground Lessee Interest under this Contract or adversely affect the value of the Ground Lessee Interest or the Property in the hands of Buyer. Seller has full power to consummate the transaction described in this Contract, the execution and delivery of this Contract by Seller and the consummation by Seller of the transactions described herein having been duly and validly authorized by all necessary partnership action and the observance of all required formalities on the part of Seller, such that this Contract constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

   (e) Neither the execution and delivery of this Contract, the consummation by Seller of the transaction contemplated hereby, nor compliance by Seller with any of the provisions hereof, will; (i) conflict with or result in a breach of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which it or the Property is bound, or (ii) violate any order, injunction, decree, statute, rule or regulation applicable to Seller or the Property.

   (f) Seller has no actual knowledge of any tenant breach or default that has not been disclosed to Buyer in the aging report that Seller has provided with the Submittals.

   (g) Except as disclosed on Exhibit "H" attached hereto, Seller has no obligation to (i) construct or pay for any tenant improvements or tenant allowances, (ii) pay any sums to any Tenant, or (iii) pay any brokerage commissions, in each case with respect to any of the Leases affecting the Property. This Representation shall apply to Leases in existence on the date of this Contract, and not necessarily to such Leases as Seller may enter into subsequent to the date of this Contract, with the prior consent of Buyer pursuant to Paragraph 5(h) hereof, in which event, Buyer, on the Closing Date, shall assume such obligations enumerated herein.


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   (h) Except pursuant to a default by the Tenant thereunder, Seller covenants not to amend or terminate any existing Lease or Contract or enter into any new Lease prior to Closing without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer does not object within five (5) business days following request for approval.

   (i) Seller covenants to operate the Property in the ordinary course of business until the Closing, including maintenance of existing insurance coverage (or substantially similar replacement of such insurance, if necessary).

7. CLOSING DOCUMENTS

    (a) The following shall be executed and/or delivered by Seller to Buyer:

         (i) A Special Warranty Deed, in the form attached hereto as Exhibit "I," by which Seller shall convey the Improvements to Buyer, subject only to the Permitted Encumbrances;

         (ii) An Assignment of Ground Lease, in the form attached hereto as Exhibit "J," by which Seller shall convey the Ground Lessee Interest to Buyer;

         (iii) A Bill of Sale acceptable to Buyer by which Seller shall convey the Personalty to Buyer, without warranty of title or of physical condition;

         (iv) An Owner's (No-Lien) Affidavit, in the form and content customarily used in the County;

         (v) An Affidavit stating whether or not Seller is a disregarded entity or a foreign person or nonresident alien for purposes of Section 1445 of the United States Internal Revenue Code of 1986, as amended;

         (vi) Originally executed counterparts (or copies which Seller shall certify in writing to be complete and correct) of all Leases and Contracts, if any, together with an Assignment thereof by Seller, an indemnity from Seller to Buyer of obligations under the Leases arising prior to the Closing Date and an assumption by Buyer (and indemnity by Buyer to Seller) of all of Seller's obligations thereunder arising on or after the Closing Date in the form attached hereto as Exhibit "K" (the "LEASE/CONTRACT ASSIGNMENT"); and

         (vii) Notices for delivery to each of the Tenants informing them that the Ground Lessee Interest (and the interests of the Landlord under their respective Leases) has been sold to Buyer, directing that all future rents, notices, and correspondence concerning the Leases be sent to Buyer in the manner specified by Buyer; such notices shall also be executed by Seller and Buyer and, with respect to each Tenant for whom Buyer shall have received a security deposit or deposit(s) for Cost Recovery Items, shall contain a statement acknowledging the Buyer has received and is responsible for the safekeeping and proper application of such sums, specifying the exact amounts thereof; immediately following the Closing, Buyer shall deliver such Notices to each of the Tenants, with a set of copies delivered to Seller.

    (b) The Purchase Price, as adjusted by the Prorations, shall be paid by Buyer to Seller in the manner described in Paragraph 1(l) hereof. In connection therewith, the following documents shall be executed and/or delivered by Buyer to Seller in form and substance satisfactory to Seller:


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         (i) The Lease/Contract assignment; and


         (ii) A Loan Assumption Agreement under which Buyer shall assume and agree to pay and perform all of Seller's obligations under the Existing Mortgage and shall indemnify Seller from and against all loss, damage, cost and expense (including reasonable attorneys fees and associated costs) in connection therewith, such obligation to indemnify to survive the Closing and the delivery of the Closing Documents.

    (c) The following shall be executed by Seller and/or Buyer:

         (i) A Closing Statement showing the amount by which the Purchase Price shall be adjusted by the Prorations and paid;

         (ii) An Escrow Agreement (the "POST-CLOSING ESCROW AGREEMENT"), under which the sum of $650,000 (the "REPRESENTATION RECOVERY FUND") shall be deposited with Escrowee, as security for the Representations during the Survival Period. No Representation Claim may be made against Seller personally, but shall instead be made against the Representation Recovery Fund. In order for Buyer to recover from the Representation Recovery Fund, Buyer must incur or sustain direct, out-of-pocket damages (excluding attorneys' fees and related costs) of not less than $50,000 per Claim or $150,000 in the aggregate, and no Representation Claim shall be adjudicated unless and until such thresholds are met. Escrowee shall pay no Representation Claim until Escrowee shall have provided Seller with ten
      (10) days notice of such Representation Claim and Seller shall failed to contest it within such ten (10) day period or shall have otherwise resolved such Representation Claim with Buyer and both parties shall have provided a joint written direction to Escrowee regarding the disposition of such Representation Claim. In all events, the escrow of the Representation Recovery Fund shall be governed by Paragraph 19 hereof, the terms of which shall be incorporated and restated in the Post-Closing Escrow Agreement, including those provisions that relate to any dispute over the Representation Recovery Fund or any Representation Claims made against it.

         (iii) Such other documentation as either party may reasonably deem necessary in order to consummate the transaction described in this Contract.

    (d) Seller and Buyer shall each bear (i) one-half of the Florida (and any local government) documentary stamps or other transfer fees, taxes, impositions or other charges payable in connection with the conveyance of the Ground Lessee Interest and/or the Improvements and (ii) its own legal fees. Seller shall pay all abstracting, title insurance premiums and other charges in connection with the issuance of the Owner's Policy, with the standard exceptions removed (upon receipt from Buyer of such survey and other assurances as the Title Insurance Company may reasonably require of Buyer); provided, however, that Buyer shall pay that portion of the title insurance premium attributable to obtaining any endorsements to the Owner's Policy requested by Buyer. Buyer shall pay all nominal recording fees (but any recording fees measured by the value of the Property or the consideration payable under this Agreement shall be treated as a transfer fee). All other costs and expenses of Closing that are not otherwise allocated in this Contract shall be borne by the parties in accordance with standard custom in the county in which the Property is located.

    (e) Escrowee shall deliver the Deposit to Seller (including all interest that shall have accrued thereon).


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         Seller shall deliver all keys and combinations to the Improvements to
Buyer.

8. PRORATIONS

    (a) TAXES: All taxes and special assessments (or the current installments of any special assessments that are being paid in installments) that have accrued or become a lien upon the Property or any part thereof (collectively, "TAXES") prior to the Closing Date, whether or not payable prior to the Closing Date, shall be paid by Seller and proof of such payment shall be given to Buyer prior to or at the Closing by Seller or by Lender (which holds funds for payment thereof in escrow), or, at Buyer's option, credit shall be given to Buyer therefor. Taxes (and current installments of special assessments that are being paid in installments) accruing (whether or not payable) for the calendar year in which the Closing Date shall occur (the "CURRENT YEAR") shall be prorated based on the current year's Taxes, utilizing the maximum discount allowed by the County. If the Closing Date occurs on a date when the Current Year's millage is not fixed, but the Current Year's assessment for the Property is available, Taxes will be pro-rated, based upon such assessment and the prior year's millage. If the Current Year's assessment is not yet available, then Taxes will be prorated based on the prior year's Taxes. Any funds held in escrow by Lender attributable to Taxes shall be factored into the payments and credits due the parties hereunder.

    All prorations made pursuant to this paragraph shall be subject to readjustment upon determination of final assessments and millage, except that Seller shall not be responsible for any increase in the assessment that may be occasioned by the sale of the Ground Lessee Interest at the Purchase Price indicated. Further, and notwithstanding anything contained herein to the contrary, Seller shall retain the right to receive any refund which may become payable following the Closing with respect to ad valorem property taxes for the year in which the Closing Date occurs (with Seller's right for such year prorated to only apply to Seller's period of ownership) or for prior years.

    (b) UTILITIES: To the extent that utility charges are not payable by the Tenants directly to the public utility companies or covered in the Cost Recovery Items (defined below), all utility meters shall be read on or immediately prior to the Closing Date and the amounts due as disclosed by such readings shall be paid by Seller, or at Seller's option, Buyer shall receive credit therefor; provided, however, that in the event such meters cannot be read, the parties shall prorate their respective responsibilities for such utilities based upon the last previous utility bill therefor. Such pro-ration shall be final.

    (c) RENTS: Except as otherwise provided in this Section, minimum or fixed rents and all other sums payable by the Tenants under the Leases (collectively, "RENTS"), including reimbursements and/or "pass-throughs" for maintenance and repairs, insurance premiums, common area maintenance, utilities, real estate taxes and assessments and merchants association dues (collectively, "COST RECOVERY ITEMS") and percentage rents ("PERCENTAGE RENTS"), shall be allocated and prorated as of the Closing Date so that Seller is entitled to 100% of the amounts thereof accrued until the end of the day prior to the Closing Date ("SELLER'S PERIOD") and Buyer is entitled to 100% of the amounts thereof accrued from and after the Closing Date ("BUYER'S PERIOD").

         (i) DELINQUENT RENTS: With respect to Rents that have not been collected by Seller as of the Closing Date and are allocable to Seller's Period (collectively, the "DELINQUENT RENTS"), Buyer shall continue to include in the post-Closing billings to each such Tenant the Delinquent Rent amount and shall, upon collection of same, remit the prorated amount due Seller to Seller but only: (I) after Buyer shall have reimbursed itself for that portion of the attorneys' fees and other costs associated with such collection efforts (to the extent not reimbursed by such Tenant) equal to the proportion of the total monies collected which are attributable to Seller's Period, and then (II) to the extent of the Delinquent Rents then due Seller and (III) after retaining, for Buyer's account, all of such monies as shall be necessary to pay the Rents owing by such Tenant with respect to Buyer's Period. Buyer shall not have the right to attribute any Delinquent Rents received to Rents due more than five (5) business days after receipt of such Delinquent Rents or other amounts not constituting Rents due from Tenant to Buyer. Buyer shall have no obligation to terminate any lease or to file litigation or arbitration in attempting to collect Delinquent Rents.

         (ii) COST RECOVERY ITEMS: All Cost Recovery Items that have not been collected by Seller as of the Closing Date and are allocable to Seller's Period shall be treated as Delinquent Rents pursuant to Paragraph 8(c)(i) above. Concurrently with Buyer's subsequent annual reconciliation of the Cost Recovery Items, which shall take place during early 2006, Buyer and Seller shall hold a final reconciliation of receipts of Cost Recovery Items compared to the actual expenses that were incurred and were to be reimbursed by the Cost Recovery Items; at that time Seller and Buyer shall prorate and adjust, with reference to the Closing Date, any amounts received by either party from any Tenant in excess of amounts actually owed by such Tenant and paid by such party and (A) Seller shall pay to Buyer any expenses for Cost Recovery Items paid by Buyer that exceed Cost Recovery Items received by Buyer, but only to the extent that Seller has received such Cost Recovery Items from the Tenant in question, (B) Buyer shall pay to Seller any expenses for Cost Recovery Items paid by Seller that exceed Cost Recovery Items received by Seller, but only to the extent that Buyer has received such Cost Recovery Items from the Tenant in question and (C) any other amounts due to Seller for unreimbursed expenses for Cost Recovery Items payable by Tenants shall be treated as Delinquent Rents. It is the intention of Buyer and Seller that neither party receive Cost Recovery Items in excess of the expenses actually payable by a tenant for such Cost Recovery Items. In any event, Seller shall indemnify, defend and hold Buyer harmless for any claims for overpayment of Rent by any Tenant for any time period prior to the Closing Date, with such obligation to survive the Closing and the delivery of the Closing Documents for the duration of the Survival Period and to the extent of the monies then remaining in the Representation Recovery Fund.

         (iii) PERCENTAGE RENT:

               (A) ALLOCATION: Percentage rents payable by Tenants under the Leases shall be allocated and prorated based upon the proportion which Seller's Period and Buyer's Period respectively constitute within the "lease year" with respect to which such percentage rent obligations are to be determined. For example, if Seller owned the Property for one-half of the lease year upon which a particular Tenant's percentage rent obligation is to be determined, Seller shall be entitled to receive 50% of the percentage rent, if any, actually paid by such Tenant following the conclusion of such lease year, regardless of the level of sales reported by such Tenant during such periods of ownership and regardless of the date on which such percentage rents are to be reported and paid by Tenant.

               (B) PAYMENT: If and when Buyer receives any percentage rents from any Tenants subsequent to the Closing Date, Buyer shall promptly allocate such sums pursuant to this Paragraph 8(c)(iii) and remit Seller's portion thereof to Seller; provided, however, that in the event any Tenant who owes percentage rents subsequent to the Closing Date fails or refuses to timely pay them, Buyer shall, unless Buyer notifies Seller that Seller may collect such percentage rents from such Tenant directly (by suit, if necessary), endeavor to collect such percentage rents from such Tenant, but Buyer shall have no obligation to terminate any lease or to file litigation or arbitration, in which event, all percentage rents thereafter collected by Buyer from such Tenant shall be remitted to Seller, but only after Buyer shall have reimbursed itself for that portion of the attorneys' fees and other costs associated with such collection efforts (to the extent not reimbursed by such Tenant) equal to the proportion of the total monies collected which are attributable to Seller's Period, and then, only to the extent of the percentage rents due Seller after Buyer has retained for its own account such percentage rents as shall be necessary to pay the percentage rents then owed by such Tenant to Buyer in respect of Buyer's Period.

         (iv) UNBILLED/UNDER-BILLED ITEMS: With respect to Cost Recovery Items and percentage rents allocable to Seller's Period and which, as of the Closing Date, have not been billed or have been underestimated and therefore under-billed by Seller, Buyer agrees that Buyer shall render all initial and adjustment bills, as and when required under the Leases and/or when the appropriate amounts thereof become known, shall endeavor to collect such bills from the Tenants and shall remit to Seller all of such monies received as shall be allocable to Seller's Period. Buyer shall have no obligation to terminate any lease or to file any litigation or arbitration in connection therewith.

         (v) OPERATING EXPENSES: To the extent that any ongoing operating expenses associated with the Property (regardless of whether they are part of the Cost Recovery Items under the Leases) shall have been prepaid by Seller for Buyer's Period or have accrued but shall not have been paid as of the Closing Date for Seller's Period, Seller and Buyer shall prorate the same and make such adjustments as between each other as a result of such prorations, either in the form of credits and debits at the Closing or in cash as soon as practicable following the Closing Date.

         (vi) REMITTANCES: All sums to which either party shall be entitled under this Paragraph 8(c), but which are received by the other party, shall be remitted to the party entitled thereto not more than thirty (30) days after the date they are received by the other party.

         (vii) SUITS: In prosecuting any suits against Tenants for monies referred to in Paragraph 8(c)(i), (ii) and (iii) hereof, Buyer may settle or compromise such suits with such Tenants in Buyer's sole discretion, provided that Buyer may not waive collection of any amounts due Seller without Seller's prior knowledge and consent, which shall not be unreasonably withheld if Buyer is making comparable concessions to such Tenants. In no event shall Buyer be liable to Seller for Buyer's failure to collect any monies due from any Tenants and in no event shall Seller be permitted to undertake any collection actions or suits against any of the Tenants from and after the Closing Date, Buyer being hereby authorized to settle and/or dismiss any such suit in Buyer's sole discretion. Seller shall have the right to pursue collection of any amounts due from Tenants no longer in place at the Property, whether by reason of bankruptcy or expired or defaulted Leases, provided that the Leases of such Tenants have not been assigned to and assumed by Buyer.

         (viii) SURVIVAL: All obligations on the part of Buyer and Seller pursuant to this Paragraph 8(c) shall survive the Closing and the delivery of the Closing Documents.

    (d) CONTRACTS: Seller shall receive credit for all payments made prior to the Closing Date with respect to any and all Contracts, if any, as are assigned to and assumed by Buyer at Closing and are allocable to periods subsequent to the Closing Date. Buyer shall receive credit for all payments becoming due subsequent to the Closing Date with respect to such Contracts policies as are assigned to Buyer at Closing and are allocable to periods prior to the Closing Date. Buyer shall have no obligation to assume any Contract and, upon notice from Buyer given not less than thirty (30) days prior to Closing, Seller shall terminate effective at Closing any Contract requested by Buyer. Seller and Buyer acknowledge that Buyer will obtain new insurance as of the Closing and that Seller should terminate any prior insurance and receive a premium refund.

    (e) OTHER CREDITS:

         (i) Buyer shall receive credit for:

             (A) The Deposit;

             (B) All security and other deposits previously collected by Seller from Tenants;

             All amounts collected by Seller prior to the Closing Date for Cost Recovery Items relating to operating expenses at the Property that shall become due and payable by the owner of the Property after the Closing Date (pursuant to Section 8(c)(ii); and

             The balance of the Existing Mortgage outstanding on the Closing Date (including principal and interest).

             (E) All amounts owing to any employees of Seller or Seller's property manager at the Property in connection with salary, benefits (including any health or other insurance, pension plans), vacation pay, sick time, or other amounts payable in connection with such employment prior to Closing and/or the termination of such employment on the Closing Date. Seller acknowledges that Buyer intends, but is not obligated to, have its property management company (Feldman Equities Management, LLC) offer employment to all Property employees, but that such employment will be on the condition that such employment is not connected to or bound by any terms of employment prior to Closing and that any claims in connection with such prior employment are not the liability of Buyer or its property manager.

         (ii) Seller shall receive credit for any escrows, impounds and reserves in the possession of the holder of the Existing Mortgage, to the extent such accounts are being transferred to Buyer (and not refunded to Seller) in connection with the Loan Assumption.

9. DEFAULT

    In the event of any default hereunder, the party not in default shall promptly notify the party in default, specifying the nature of such default, and the party receiving such notice shall have seven (7) days thereafter within which to cure such default, except for the obligation to close the transaction on the Closing Date, with respect to which the party in default shall be entitled to a cure period of one (1) Business Day after notice from the non-defaulting party.

    In the event any default by Seller is not cured, Buyer may, as its sole remedies, either: (a) cancel this Contract upon notice to Seller, whereupon the Deposit shall be returned to Buyer in full termination hereof or (b) obtain specific performance of Seller's obligations hereunder; provided, however, that unless Buyer files suit for specific performance within sixty (60) days following the Closing Date, Buyer shall conclusively be deemed to have made the election described in subpart (a) of this paragraph.

    In the event any default by Buyer is not cured, Seller may, as its sole remedy, cancel this Contract and recover from Escrowee the Deposit. Seller and Buyer recognize and agree that Seller's actual damages in the event of Buyer's default would be difficult or impossible to calculate and that Seller's receipt of the Deposit represents a fair and equitable settlement of Seller's claims in such event.

    The rights and remedies set forth in this Paragraph 9 shall be deemed exclusive and in no event shall either party be entitled to any other damages or recourse against the other party by virtue of any default hereunder.

    In connection with any litigation arising out of this Contract, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees and costs including all fees and costs incurred prior to and at all trial and appellate levels. As used herein, the term "PREVAILING PARTY" means the party (i) in whose favor a judgment or order of enforcement has been entered by a court, (ii) who, in the event of a counterclaim or cross-claim, obtains a judgment for the most money (i.e. for an amount that exceeds the amount of any judgment in favor of the other party) or, in the event damages are not awarded, whose position prevails on the majority of the issues raised during the course of the proceeding or (iii) against whom such proceeding has been dismissed. As used herein, the term "JUDGMENT" means a judicial ruling from which no appeal has been taken and with respect to which no right of appeal exists or the time for taking an appeal has expired and no notice of appeal has been filed.

    Venue for any action or proceeding between the parties with respect to this Contract or the Property shall be had exclusively in the County. The agreements made in this Paragraph 9 shall survive the Closing or termination of this Contract.

10. RISK OF LOSS

    (a) CASUALTY. In the event that the Improvements are damaged by fire, windstorm, flood, or other act of nature, vandalism, terrorism or accident (any of such events being a "CASUALTY") prior to the Closing Date, Seller shall provide Buyer with prompt notice thereof, and, in the event that such Casualty shall have resulted in Material Damage (defined below), Buyer shall be entitled to cancel this Contract upon written notice to Seller within ten(10) days following a determination by either party that Material Damage has occurred. If such Casualty shall not have resulted in Material Damage, Buyer shall not have the right to cancel this Contract.

    In the event that Buyer shall not have canceled this Contract as the result of Material Damage, Seller shall (a) promptly contract for the repair and restoration of the Property to the condition in which it existed prior to the Casualty (the "REPAIRS") and proceed diligently with such Repairs and (b) at Closing (i) convey the Ground Lessee Interest to Buyer with the Property in its then existing condition, (ii) assign to Buyer all of Seller's rights under (A) any contracts then existing for the Repairs and any contractor or supplier warranties associated therewith and (B) Seller's insurance policy, including the right to receive all insurance proceeds that then remain unfunded thereunder in connection with the Repairs, and (iii) credit Buyer with the amount of any deductible payable under such insurance less expenses previously paid by Seller allocable to such deductible .

    As used herein, the term "MATERIAL DAMAGE" means damage to the Improvements resulting from a Casualty (i) that is likely to cost more than $500,000 to repair, (ii) that is not covered by casualty insurance or for which the insurer asserts a defense or otherwise denies liability, (iii) that is covered by insurance, but the coverage (in excess of the deductible) is insufficient to pay for the restoration of the Improvements to the size and quality that existed prior to such damage plus the loss of rents during the period of such restoration, (iv) with respect to which Lender has indicated its intent, or has not waived its right, within twenty (20) days following the Casualty, to apply the insurance proceeds payable with respect to the Casualty against the Existing Mortgage indebtedness, or, within such twenty (20) day period, has not indicated its intent to make such proceeds available for restoration of the Improvements or (v) that entitles any Tenant to terminate its Lease or abate the rents payable thereunder for a period beyond the availability of any rent interruption insurance payable under Seller's insurance policy with respect to such damage (unless Seller delivers to Buyer (a) a letter signed by such Tenant waiving such right to terminate or abate or (b) an amount of money equal to the deficiency in rent interruption insurance).

    (b) CONDEMNATION. In the event that notice of any action, suit or proceeding shall be given prior to the Closing Date for the purpose of condemning any part of the Property, Seller shall provide notice thereof to Buyer, whereupon Seller shall be entitled, at its option, either: (i) to cancel this Contract upon written notice to Buyer whereupon the Deposit shall be promptly returned to Buyer in full termination hereof or (ii) to require Buyer to consummate the transaction and give to Buyer at the Closing (in lieu of any reduction in the Purchase Price), an assignment, without recourse, of all of Seller's rights, if any, to receive any and all awards and proceeds of such condemnation from the condemning authority. In the event the part of the Property to be condemned is so material as to make the Property no longer operable as a shopping center (whether by forced removal of Improvements or diminution in parking spaces below any required ratio), Buyer shall have the right to terminate this Contract. Both Seller and Buyer acknowledge that the holder of the Ground Lease will also have rights as to any condemnation.

11. CONDITION OF PROPERTY

    Buyer has represented to Seller that Buyer is a sophisticated investor with substantial experience in the real estate industry and is capable of evaluating the merits and risks of buying and owning the Ground Lessee Interest and operating the Property. Further, Buyer acknowledges and agrees that by the Closing Date, Buyer will have had ample time and opportunity to examine and investigate the Ground Lease and the Property, including its soil condition and environmental status, and that Buyer has agreed to purchase the Ground Lessee Interest on the Closing Date in its then current "as is" condition, with all faults, and any and all patent or latent defects, if any. Except for the Representations, no representations or warranties are being made by Seller as to the (a) fitness for any particular purpose, (b) merchantability, (c) design, (d) quality, (e) condition, (f) operation or income, (g) compliance with plans or specifications, (h) absence of defects, (i) absence of hazardous wastes or toxic substances, (j) absence of faults, (k) flooding, or (l) compliance with laws or regulations, including those which relate to health, safety, and the environment. Buyer acknowledges having entered into this Contract with the intention of making and relying on its own investigations of the physical, environmental, financial, economic, and legal compliance of the Ground Lease and the Property and Buyer will not be relying on any statements, representations or warranties made by Seller or by anyone acting or claiming to act by, through, under, or on behalf of Seller concerning the Property.

12. REAL ESTATE COMMISSION

    Each party warrants to the other that no broker or finder other than Eastdil Realty Company, L.L.C. (the "BROKER") has been engaged or consulted by the warranting party or any affiliated person or entity of said party or is in any way entitled to compensation as a consequence of the sale of the Property to Buyer. It shall be the obligation of Seller to pay Broker a commission in such amounts and upon such terms as agreed upon between Seller and Broker pursuant to a separate agreement. Each party hereto shall indemnify, defend and hold the other party hereto harmless from any and all other claims for commissions or fees by brokers made against the other party, and resulting loss, costs (including reasonable attorney's fees) and damages, which claim shall have arisen out of any written document or alleged oral agreement entered or purported to have been entered into between the indemnifying party and person claiming such commission or fee.

13. NOTICES

    In order to be effective, notices, requests for consent, requests for approval, consents, approvals, exercises of options or elections and the like by either party (individually, a "NOTICE") must be in writing. Any notice required to be given pursuant to this Contract or otherwise desired to be delivered by one party to the other, shall be effective only if: (a) personally delivered to such party at its address set forth above (or to such other place as the party to receive such notice shall have specified by notice in advance thereof) or (b) sent by prepaid one day overnight courier service (e.g. Federal Express) or (c) by certified mail with postage prepaid, return receipt requested, to such party at such address and received by such party or (d) by facsimile transmission; provided, however, that any notice sent by facsimile shall also simultaneously be sent by one of the other listed means. Every notice so sent shall conclusively be deemed to have been received (whether or not actually received)
(x) if by courier service, on the first business day following pickup thereof by said courier from the party giving the notice or (y) if mailed, on the third day following deposit thereof into the United States mails or (z) if by facsimile transmission, upon electronic confirmation of receipt. In the event that either party to this Contract consists of more than one person or entity, notices given by or to any such person or entity shall be deemed notices by or to such party.

    Notice may be given on behalf of either party by such party's attorney, provided that a copy of such notice is simultaneously given to the attorney for the party to whom such attorney's notice is given. Likewise, a copy of notice to either party shall be sent to the attorney for such party; provided, however, that the failure to provide such a copy shall not defeat or obviate the effect of any notice given to the party intended. Notice given by or to the attorney(s) for any person or entity shall be deemed notice given by or to such person or entity.

    A copy of every notice given by: (a) either party to the other hereunder shall be given to Escrowee (b) either party to Escrowee hereunder shall be given to the other party and (c) Escrowee to either party shall be given to the other party.

14. ASSIGNMENT

    Buyer shall not be entitled to assign this Contract to any other party without Seller's prior written consent, unless such party is an Affiliate. For purposes of this Paragraph 14, the term "AFFILIATE" shall mean a person who, or an entity which, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with Buyer. No assignment of this Contract shall operate to release or relieve Buyer of any obligations of the Buyer pursuant to this Contract.

15. INTERPRETATION

    For all purposes of this Contract, except as otherwise expressly provided or unless the context otherwise requires:

    (a) (i) the singular includes the plural and the plural the singular; (ii) words importing any gender include the other genders (iii) references to parties include their successors and permitted assigns; (iv) words and terms which include a number of constituent parts, things or elements, including the Property, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole; (v) references to statutes are to be construed as including all rules and regulations adopted pursuant to the statute referred to and all statutory provisions consolidating, amending or replacing the same; (vi) The phrase "THIS CONTRACT" means this Contract as it may be amended and/or supplemented from time to time; (vii) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; (viii) the words "INCLUDE" or "INCLUDING" or words of similar import, shall be deemed to be followed by the words "but not limited to" or "without limitation,"' unless the context expressly provides otherwise; (ix) the words "HERETO," "HEREIN," "HEREINAFTER," "HEREOF," "HEREUNDER" and/or words of similar import, refer to this Contract in its entirety; (x) all references to paragraphs in this Contract refer to paragraphs in this Contract, unless otherwise specifically indicated; (xi) wherever, in this Contract, the word "CURRENT" is used, the same shall mean dated and effective as of a date not more than thirty (30) days prior to the date on which the current document is being required; and (xii) the captions, headings, and section numbers appearing in this Contract are inserted as a convenience only and in no way define, limit, construe, or describe the scope or intent of such sections nor in any way affect the interpretation hereof.

    (b) Wherever, in this Contract, the consent or approval of either party to or of any act by the other is required, the same shall be required in advance of the action to which it relates and shall not be unreasonably withheld or delayed, unless the context expressly permits otherwise. No consent or approval described in this Contract shall be effective unless and until confirmed in a writing signed by the party granting such consent or approval, unless the context expressly provides otherwise. The consent or approval by either party to or of any act by the other requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval of such party to any subsequent similar act.

    (c) Wherever, in this Contract, provision is made for the doing of any act by any party, it is understood and agreed that such act shall be done by such party at its own cost and expense, unless the context expressly provides otherwise.

    (d) Wherever this Contract requires that something be done within a period of days, such period shall: (i) not include the day from which such period commences, (ii) include the day upon which such period expires, (iii) expire at 5:00 p.m. Eastern time on the date by which such thing is to be done,
    (iv) if six (6) days or more, be construed to mean calendar days; provided that if the final day of such period falls on a Saturday, Sunday or legal holiday in the State, such period shall extend to the first business day thereafter and (v) if less than six (6) days, be construed to exclude any Saturday, Sunday, or legal holiday in the State. Every day other than a Saturday, Sunday or legal holiday in the State shall be deemed a "BUSINESS DAY" for purposes of this Contract.

    (e) Time shall be of the essence of this Contract.

    (f) Waiver of any default by either party hereunder shall be effective only if in a writing signed by the waiving party and, unless in such a signed writing, no waiver shall be implied from any omission by the other party to take action on account of such default or if such default persists or is repeated; no waiver shall affect any default other than the default specified in the waiver and it shall be operative only for the time and to the extent stated therein. Waiver of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition.

    (g) Both parties to this Contract having participated fully and equally in the negotiation and preparation hereof, this Contract shall not necessarily be more strictly construed, and any ambiguities shall not necessarily be resolved, against either party hereto as the drafter hereof.

    (h) This Contract may be executed in several counterparts, each of which, for all purposes, shall be deemed to constitute an original and all of which counterparts, when taken together, shall be deemed to constitute one and the same agreement, even though all of the parties hereto may not have executed the same counterpart.

    (i) No alteration, amendment, change or addition to this Contract shall be binding upon either party hereto unless and until reduced to writing and signed by both parties.

    (j) This Contract and all questions of interpretation, construction and enforcement hereof, and all controversies arising hereunder, shall be governed by and adjudicated in accordance with the internal laws of the State.

    (k) In the event that either party does not reside, or cannot be found, in the County, such party hereby irrevocably consents to the exclusive (A) jurisdiction of the courts of the State of Florida and (B) venue of the Circuit Court for the County with respect to any litigation arising out of, or relating to, this Contract. Seller hereby appoints the Title Insurance Company to accept service of process on Seller's behalf, and Buyer hereby appoints Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (Attn:
    Richard Deutch) to accept service of process on Buyer's behalf.

    (l) "SELLER'S ACTUAL KNOWLEDGE" means information personally known to Amy Kuehn or Gregory Greenfield, without any duty of inquiry or investigation, and does not include any presumed, constructive, imputed or implied knowledge.

    (m) Facsimile counterparts of this Contract as executed by the parties shall be deemed and treated as executed originals for all purposes. No enforceable agreement shall exist between the parties unless and until this Contract or separate counterparts hereof are signed by each of the parties hereto.

    (n) Typewritten or handwritten changes, if any, that are inserted in or attached to this Contract, if initialed by Seller and Buyer, shall control over all pre-typed provisions of this Contract with which such inserted provisions may conflict.

    (o) If any provision of this Contract is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Contract shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless such invalidity, voidance or unenforceability prevents (i) the conveyance, transfer and assignment of the Property to Buyer as described in this Contract or (ii) the payment of the Purchase Price to Seller, in which cases this Contract shall be null and void, the Deposit shall be returned to Buyer, and neither party shall have any further rights or liabilities hereunder, except for those provisions that survive a termination of this Contract.

    (p) Each party agrees to take such further actions and to execute such additional documents or instruments as may be reasonably requested by another party to carry out the purpose and intent of this Contract.

    (q) Except for disclosures required by applicable law (including responses to subpoenas and disclosures required by securities laws), Buyer agrees to keep the existence of this Contract, the specific terms contained herein, and any and all information supplied or made available by Seller to Buyer in connection with this Contract and/or the Property confidential and, until the Closing, shall not release or disclose the same, without the prior written consent of Seller in each instance, to any third parties (including Seller's employees), other than to prospective lenders or professional advisers or consultants of Buyer, and then, only to the extent that any of such parties may have a need to know in order to provide assistance and support to Buyer party in connection with the transaction described herein. Notwithstanding the foregoing, Buyer shall be entitled to speak with any Tenants and/or mall management employees, upon reasonable prior notice to Seller, so that Seller can arrange for a representative of Seller to participate, if Seller so elects. In no event shall any discussions or agreements between Buyer and any Tenant be binding upon Seller or upon the Property prior to or in the absence of a Closing.

16. ENTIRE AGREEMENT

    This Contract and the exhibits attached hereto set forth all of the covenants, promises, agreements, conditions and understandings between the parties hereto and there are no covenants, promises, agreements, conditions or understandings, either written or oral, expressed or implied, fixed or contingent, direct or indirect, between such parties other than those that are expressly stated herein.

17. NO RECORDING

    The recording of this Contract or any memorandum, affidavit, or other instrument making reference hereto shall, at Seller's option, exercisable upon notice to Buyer at any time: (a) render this Contract null, void and of no further force or effect upon notice to Buyer and/or (b) constitute a default by Buyer hereunder which shall entitle Seller to exercise all available remedies.

16. SUCCESSORS

    All rights and liabilities under this Contract given to, or imposed upon, the respective parties hereto shall extend to and bind their respective personal representatives, administrators, heirs, successors, and assigns.

19. DUTIES OF ESCROWEE

    Seller and Buyer agree that Escrowee's duties as such shall be purely ministerial and shall be limited to those specifically set forth in this Contract. Escrowee shall have broad authority to hold and invest the Deposit as Escrowee deems reasonably safe and prudent in Escrowee's sole discretion and to pay over the Deposit within a reasonably prompt period after being required to do so, all without escrow or other fees payable by Buyer. The parties agree that the liability of the Escrowee to the parties hereto shall be only as expressed in this Contract. It is specifically agreed that the Escrowee shall not be liable for any mistake or error of judgment in the discharge of its duties hereunder, but shall be liable only for gross negligence or willful misconduct. Escrowee shall be entitled to act in accordance with any written instructions delivered to it which it reasonably believes to have been signed by the Buyer and/or Seller (as may be required under this Contract).

    In the event Escrowee receives conflicting instructions from Seller and Buyer or in the event of any dispute as to which party is entitled to receive the Deposit, Escrowee shall be under no obligation to initiate any action or proceeding to resolve the rights of the parties, but shall continue to hold the Deposit until the parties mutually agree as to the proper disposition thereof or until their respective rights have been adjudicated by a court of competent jurisdiction. Notwithstanding the foregoing, in the event of such a dispute, Escrowee shall be entitled to file an appropriate action for interpleader in the Circuit Court for the County with respect to the Deposit, in which event Escrowee shall have no further duties or liabilities hereunder, except to continue holding the Deposit and to dispose of it in the manner ordered by said Court.

    If Escrowee shall be required to defend or appear in any action or proceeding commenced by either or both of the parties, or in the event that Escrowee shall initiate any action or proceeding with respect to the Deposit, the party determined not to be entitled to the Deposit shall pay all costs and expenses of Escrowee incurred in connection with such action or proceeding, including reasonable attorney's fees.

    Buyer acknowledges and agrees that Escrowee has rendered and will continue to render legal services to Seller in connection with the preparation of this Contract, the consummation of the transaction to which it relates, and in the prosecution and resolution of any and all disputes which may arise in connection therewith.

20. STATUTORY DISCLOSURES

    (a) RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit. Seller represents that Seller has no knowledge or Radon Gas being present on the Property.

    (b) Pursuant to the Florida Energy-Efficiency Rating Act (Chapter 553, Part XI, Florida Statutes), Buyer is hereby notified that Buyer may have the energy-efficiency rating of the Improvements determined.

21. SECURITIES LAWS

Seller shall make available to Buyer such information regarding the Property as Buyer may reasonably request to comply with Buyer's obligations under applicable securities laws, and Seller shall cooperate with Buyer in connection with such compliance, including having Seller's accountants provide relevant accounting information, and including any required representation letters from Seller to Buyer's registered independent accountants, so long as Buyer pays the reasonable expenses incurred by Seller in connection therewith. Seller shall not be responsible for causing Buyer to comply, or for Buyer's failure to comply with any applicable securities laws, and Buyer shall indemnify Seller for all claims asserted or threatened against Seller, whether by any governmental agencies or by any private parties, that could result in any loss, damage, cost or expense to Seller in connection with any such securities laws or other laws with which Buyer may be legally or contractually required to comply.

                                            SELLER:
                                            TALLAHASSEE MALL PARTNERS, LTD.
                                            BY: SGT CORP., ITS GENERAL PARTNER



                                            By:
                                               ---------------------------------
                                            Name: Gregory R. Greenfield
                                            Title: President

                                            BUYER:

                                            FMP TALLAHASSEE LLC,
                                            A DELAWARE LIMITED LIABILITY COMPANY


                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

ESCROWEE:
(subject to and in accordance with the terms contained in Paragraphs 1(c), 7(e) and 19 hereof)

By:
   ---------------------------------------------
Name:
     -------------------------------------------
Title:
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